Exhibit 99.1

Solomon Sues Toyota For Patent Infringement

TARPON SPRINGS, Fla.--(BUSINESS WIRE) - September 12, 2005 -- Solomon Technologies, Inc. (OTCBB: SOLM) announced today that it has filed an action against Toyota Motor Corporation in federal district court in Tampa, Florida for infringement of Solomon’s Electric Wheel® patent. Solomon alleges that the hybrid transmission drive in the Toyota Prius and Highlander infringes a number of claims contained in its U. S Patent No. 5,067,932. In the lawsuit Solomon is asking for an injunction barring further infringement as well as damages for the unauthorized use of its patent by Toyota.

Solomon President Peter DeVecchis said, “We commenced this lawsuit based on extensive review and research including a thorough review by our special patent counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., of the basis of our claims. In determining this course of action we examined an existing Toyota Prius transmission against our patent claims.” Mr. DeVecchis further stated, “While we are aware of the difficulties faced by a small company seeking to protect its patent rights against a large company like Toyota, we are determined to use every effort to realize for our shareholders the benefits from our patented technology.”

Information about Solomon Technologies, Inc.:

Solomon Technologies, Inc. has been successfully installing and supporting marine installations of its patented and proprietary electric motor drive systems around the world. Solomon currently provides propulsion systems for new and retrofit marine applications as well as motors for high growth, high volume land based vehicle and machinery applications. Solomon, through its proprietary propulsion systems and patented Electric Wheel® technology, offers a unique electric motor design with an ability to efficiently regenerate electricity and leads the way in the recreational boating industry's adoption of the fundamental new technology.

FORWARD LOOKING STATEMENTS: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Solomon Technologies, Inc. in this release that are not historical in nature, particularly those that utilize the terminology such as "may," "will," "should," "likely," "expects," "anticipates," "estimates," "believes," or "plans," or comparable terminology, are forward-looking statements based on current expectations about future events, which management has derived from the information currently available to it. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Important factors known to management that could cause forward-looking statements to turn out to be incorrect are identified and discussed from time to time in the company's filings with the Securities and Exchange Commission. The forward-looking statements contained in this release speak only as of the date hereof, and the company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.
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Contact:
Solomon Technologies, Inc.
Peter DeVecchis, 727-934-8778
www.solomontechnologies.com
or
Investor Awareness, Inc.
Tony Schor, 847-945-2222
www.investorawareness.com